                                          Registration No.___ -____________
===========================================================================


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            __________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                      CHEMICAL FINANCIAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)
                            __________________
                   MICHIGAN                           38-2022454
       (State or Other Jurisdiction of             (I.R.S. Employer
        Incorporation or Organization)           Identification Number)

  333 E. MAIN STREET, MIDLAND, MICHIGAN                48640
 (Address of Principal Executive Offices)            (Zip Code)

                      CHEMICAL FINANCIAL CORPORATION
             1998 STOCK PURCHASE PLAN FOR SUBSIDIARY DIRECTORS
                         (Full Title of the Plan)

           LORI A. GWIZDALA         Copies to:       JEFFREY A. OTT
       SENIOR VICE PRESIDENT AND                WARNER NORCROSS & JUDD LLP
        CHIEF FINANCIAL OFFICER                   900 OLD KENT BUILDING
    CHEMICAL FINANCIAL CORPORATION               111 LYON STREET, N.W.
          333 E. MAIN STREET                 GRAND RAPIDS, MICHIGAN 49503-2487
        MIDLAND, MICHIGAN 48640

                  (Name and Address of Agent for Service)

                              (517) 839-5358
       (Telephone Number, Including Area Code, of Agent for Service)

                      CALCULATION OF REGISTRATION FEE
       TITLE OF                            PROPOSED         PROPOSED
   SECURITIES TO BE     AMOUNT TO BE       MAXIMUM          MAXIMUM               AMENDED
      REGISTERED         REGISTERED    OFFERING PRICE      AGGREGATE          REGISTRATION FEE
                                        PER SHARE<F3>   OFFERING PRICE<F3>
     Common Stock,   25,000 shares<F1>  $34.41<F2>       $860,250<F2>            $239.15
     $1 Par Value


<F1> In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

<F2> Estimated solely for the purpose of calculating the registration fee.

<F3> On January 4, 1999, the average of the bid and asked prices of the
     Common Stock of Chemical Financial Corporation was $34.41 per share. The registration fee is computed in accordance with Rule 457(h) and
     (c).

                                 PART II.

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by the Registrant and the 1998 Stock Purchase Plan for Subsidiary Directors (the "Plan") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)  The Registrant's latest annual report filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)  All other reports filed by the Registrant pursuant to
     Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c) The description of the Registrant's common stock, $1 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

          Not applicable.





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ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Chemical Financial Corporation ("Chemical") is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          Under the MBCA, Chemical must pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (1) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (2) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.     EXHIBITS.

          The following exhibits have been filed as part of this registration statement:

EXHIBIT
NUMBER    DOCUMENT

4.1 Chemical's Restated Articles of Incorporation, previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1998, are incorporated herein by reference.

4.2 Chemical's Bylaws, previously filed as Exhibit 4(b) to the Registrant's Form S-8 Registration Statement No. 33-47356 filed April 28, 1992, are incorporated herein by reference.

4.3 The Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors.

5         Opinion Regarding Legality of Securities Offered.

23.1 Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2      Consent of Ernst & Young LLP.

24        Powers of Attorney





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
ITEM 9.     UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act and each filing of the

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
     Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.























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
                                SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on this 6th day of January, 1999.


                                  CHEMICAL FINANCIAL CORPORATION


                                  By /S/ Aloysius J. Oliver
                                     Aloysius J. Oliver
                                     President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                 TITLE                         DATE


*/s/James A. Currie       Director                      January 6, 1999
   James A. Currie


*/s/Michael L. Dow        Director                      January 6, 1999
   Michael L. Dow


*/s/Terence F. Moore      Director                      January 6, 1999
   Terence F. Moore


 /s/Alan W. Ott           Director and Chairman of      January 6, 1999
      Alan W. Ott         the Board


*/s/Frank P. Popoff       Director                      January 6, 1999
   Frank P. Popoff





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
*/s/Lawrence A. Reed      Director                      January 6, 1999
   Lawrence A. Reed


_______________________   Director                      January __, 1999
William S. Stavropoulos


 /s/Aloysius J. Oliver    President, Chief Executive    January 6, 1999
  Aloysius J. Oliver      Officer and Director
                          (Principal Executive Officer)


 /s/Lori A. Gwizdala      Senior Vice President,        January 6, 1999
   Lori A. Gwizdala       Chief Financial Officer
                          and Treasurer (Principal
                          Financial and Accounting
                          Officer)

*By /s/Lori A. Gwizdala
    Lori A. Gwizdala
    Attorney-in-Fact

                               EXHIBIT INDEX


EXHIBIT
NUMBER             DOCUMENT

4.1                The Corporation's Restated Articles of
                   Incorporation, filed as Exhibit 3.1
                   to the Registrant's Quarterly Report on Form
                   10-Q for the period ended June 30, 1998
                   are incorporated herein by reference

4.2 The Corporation's Bylaws, filed as Exhibit 4(b) to the Registrant's Form S-8 Registration
                   Statement No. 33-47356 filed April 28,
                   1992, are incorporated herein by reference.

4.3                The Chemical Financial Corporation 1998 Stock
                   Purchase Plan for Subsidiary Directors.

5                  Opinion Regarding Legality of Securities Offered.

23.1 Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2               Consent of Ernst & Young LLP.

24                 Powers of Attorney




















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